Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES REPORTS FOURTH QUARTER

AND YEAR END 2010 RESULTS

San Diego, CA, February 10, 2011 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter and year ended December 31, 2010.

For the fourth quarter of 2010, the Company reported net income of $2.5 million, or $0.05 per basic share, compared with a net loss of $7.9 million, or $0.20 per basic share, for the same period in 2009. For the year ended December 31, 2010, the Company reported a net loss of $8.0 million, or $0.15 per basic share, as compared to a net loss of $51.0 million, or $1.30 per basic share, for 2009.

The Company’s balance sheet on December 31, 2010 reflected total assets of $144.4 million, including cash, investments and receivables of $135.1 million.

“2010 was a very productive and pivotal year for Neurocrine,” said Kevin C. Gorman, Chief Executive Officer of Neurocrine Biosciences. “We hope to build on our success in 2010 by moving elagolix into Phase III registration trials and progressing our VMAT-2 program into phase 2b studies during 2011, while diligently managing our cash and delivering further value to our shareholders.”

Revenues for the fourth quarter of 2010 were $13.7 million, compared to $0.7 million for the same period in 2009. Revenues for the year ended December 31, 2010 were $33.5 million, compared with $3.0 million for 2009. The increase in revenue is due to our recently executed collaboration agreements with Abbott and Boehringer Ingelheim, for our GnRH (elagolix) and GPR119 programs, respectively. During the fourth quarter of 2010, we recognized revenue of $8.5 million from amortization of up-front license fees and $4.4 million resulting from internal and external research and development expense reimbursement under these two agreements. During the year ended December 31, 2010, we recognized revenue of $19.6 million from amortization of up-front license fees and $10.9 million resulting from internal and external research and development expense reimbursement under these two agreements.

Research and development expenses increased to $8.1 million during the fourth quarter of 2010 compared with $6.8 million for the same period in 2009, primarily due to increased personnel related expenses. For the year ended December 31, 2010, research and development expenses were $31.2 million, compared to $33.7 million for 2009. The decrease in year-to-date research and development expenses is primarily due to a restructuring program enacted in the second quarter of 2009 coupled with ongoing expense management efforts and lower depreciation expense.

General and administrative expenses increased to $3.3 million during the fourth quarter of 2010 compared with $2.8 million for the same period last year, primarily due to increased personnel related costs. For the year ended December 31, 2010, general and administrative expenses were $13.3 million, compared to $14.4 million for 2009. The decrease in year-to-date general and administrative expenses is primarily due to a restructuring program enacted in the second quarter of 2009 coupled with ongoing expense management efforts.

Other income increased to $2.6 million during the fourth quarter of 2010 from $1.1 million of other income for the fourth quarter of 2009. This change resulted primarily from $0.7 million of gains recognized related to the sale of auction rate securities during the fourth quarter of 2010 and $1.0 million received for four research and discovery programs that received funding under the 2010 Qualifying Therapeutic Discovery Project Program enacted as part of the health care reform legislation. Other income increased to $5.8 million during the year ended December 31, 2010 from $2.6 million of other income for the year ended December 31, 2009. This change resulted primarily from $1.3 million of gains recognized related to the sale of auction rate securities during 2010 and a one-time $1.4 million loss recognized on auction rate securities in 2009.

2011 Financial Guidance

The Company expects to have a net cash burn from operations of approximately $3 to $6 million in 2011. Revenue is expected to increase to approximately $75 to $80 million which includes amortization of up-front license fees of approximately $36 million and anticipated milestones earned under collaboration agreements of approximately $30 million. Expenses for 2011 should approximate $44 to $48 million. Net income for 2011 is expected to be $34 to $39 million, or $0.62 to $0.71 cents per share based on 55 million basic shares outstanding. The Company expects to end 2011 with approximately $130 million in cash, investments and receivables.

Pipeline Highlights

Elagolix Update

Abbott and Neurocrine requested an end of Phase II meeting last year and the companies are scheduled to meet with the FDA in March 2011. The Companies are currently preparing the briefing document for the FDA meeting. This document will encompass the entirety of the elagolix endometriosis program thus far, including twelve Phase I studies and six Phase II studies in over 1,000 subjects for up to six months of continuous treatment. Upon receipt of the written minutes of the March 2011 meeting, the Company will provide an update as to the timing around the elagolix clinical program.

Urocortin 2 Update

The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with the Company, is enrolling patients with Acute Decompensated Heart Failure in a Phase II study of urocortin 2, and has enrolled 39 patients as of mid-January, of a planned total patient population of 50.

Additionally, urocortin 2 studies are underway at the Centre for Cardiovascular Sciences at The University of Edinburgh through a British Heart Foundation grant. Nine studies are expected to be conducted in both healthy volunteers and patients with stable congestive heart failure to determine the impact of urocortin 2 infusions on biomarkers of cardiovascular function and dysfunction.

The Company has completed several Phase I studies and two Phase II studies of urocortin 2 in patients with stable congestive heart failure. These Phase II studies showed urocortin 2 to be well tolerated with positive hemodynamic effects as evidenced by increases in cardiac output and efficiency.

VMAT2 Update

The Company’s VMAT2 compound, NBI-98854, successfully completed two Phase I safety studies in healthy male volunteers. In late 2010, the Company initiated a Phase IIa dose exploration study of NBI-98854 in patients with Tardive Dyskinesia. This Phase IIa study consists of assessing approximately ten patients, using once-daily doses over a twelve day treatment period, escalating the dose after every fourth day. The assessment tool for this study is the Abnormal Involuntary Movement Scale (AIMS) and data is expected in April of this year.

Pending successful completion of this initial study in patients, the Company anticipates opening an Investigational New Drug (IND) application in the United States, and commencing a larger appropriately powered Phase IIb study during the second half of 2011.

Conference Call and Webcast Today at 5:00 PM Eastern Time

Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants can access the live conference call by dialing 1-800-862-9098 (US) or 785-424-1051 (International) using the conference ID: 7NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com.

If you are unable to attend the webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 1-800-283-8520 (US) or 402-220-0870 (International) using the conference ID: 7NBIX. The call will be archived for two weeks.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, stress-related disorders, pain, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s R & D pipeline include risk that elagolix, the company’s lead clinical program, will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to Phase III clinical trials; and risks associated with the Company’s dependence on corporate collaborators for Phase III development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the rest of the Company’s R & D pipeline including risk that the Company’s clinical candidates will not be found to be safe and effective; risk that the Company’s urocortin 2 and VMAT2 clinical candidates will not proceed to later stage clinical trials; and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(in thousands, except for per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$4,419	$11	$10,938	$34
License fees and milestones	9,238	729	22,563	2,919

Total revenues	13,657	740	33,501	2,953

Operating expenses:
Research and development	8,065	6,753	31,151	33,722
General and administrative	3,323	2,841	13,273	14,360
Cease-use expense	2,398	126	2,799	5,984
Restructuring expense	—	—	—	2,557

Total operating expenses	13,786	9,720	47,223	56,623
Loss from operations	(129)	(8,980)	(13,722)	(53,670)

Other income:
Gain on sale of fixed assets	92	108	294	841
Other income, net	2,524	956	5,460	1,791

Total other income	2,616	1,064	5,754	2,632

Net income (loss)	$2,487	$(7,916)	$(7,968)	$(51,038)

Net income (loss) per common share:
Basic	$0.05	$(0.20)	$(0.15)	$(1.30)
Diluted	$0.04	$(0.20)	$(0.15)	$(1.30)

Shares used in the calculation of net income (loss) per common share:
Basic	54,869	39,727	52,820	39,137
Diluted	56,245	39,727	52,820	39,137

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
Cash, cash equivalents and short-term investments	$126,865	$53,464
Other current assets	6,186	1,923

Total current assets	133,051	55,387

Property and equipment, net	1,532	2,695
Long-term investments	3,739	6,411
Restricted cash	6,102	6,325

Total assets	$144,424	$70,818

Current liabilities	$52,777	$19,961
Long-term liabilities	72,302	46,903
Stockholders’ equity	19,345	3,954

Total liabilities and stockholders’ equity	$144,424	$70,818